AMENDMENT TO CONSOLIDATED SERVICES AGREEMENT

This Amendment is made as of April 30, 2014, by and among Principal Life Insurance Company ("PLIC"), Principal National Life Insurance Company ("PNLIC" and PNILC, together with PLIC, the "Insurance Companies" and each an "Insurance Company"), Calvert Investment Administrative Services, Inc. ("CIAS") and Calvert Investment Services, Inc. ("CIS" and CIS, together with CIAS, the Calvert Service Providers", and the Calvert Service Providers, together with the Insurance Companies, the "Parties") and amends the Consolidated Services Agreement between the Parties, made as of November I , 20 II (the "Agreement"). All capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, on or about April 30, 2014, the assets of Calvert VP SRI Equity Portfolio will merge into Calvert VP S&P 500 Index Portfolio, and the assets of Calvert VP Income Portfolio will merge into Calvert VP Investment Grade Bond Index Portfolio; and

WHEREAS, in accordance with Section 4 of the Agreement, the Parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual provisions contained herein, Insurance Companies and Calvert Service Providers agree as follows:

1.	Section 1(a) of the Agreement is deleted in its entirety and replaced by the following:

(a) Each Insurance Company shall provide the administrative and shareholder services set out in Schedule A hereto and made part hereof, as the same may be amended from time to time. For such services, Calvert Service Providers agree to pay to each Insurance Company a combined aggregate fee (the "Fee") computed daily and paid monthly in arrears, equal to the percent of daily the net asset value of Shares held in each Fund's subaccount of the Separate Accounts, attributable to the Contracts issues by that Insurance Company at the following annual rates:

Annual Rate    Portfolio & Class (if any)
0.10%    Calvert VP S&P MidCap 400 Index Portfolio- Class F
0.10%    Calvert VP Russell 2000 Small Cap Index Portfolio- Class F
0.10%    Calvert VP EAFE International Index P01ifolio- Class F
0.10%    Calvert VP S&P 500 Index Portfolio
0.10%     Calvert VP Investment Grade Bond Index Portfolio

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

(signatures follow on separate page)

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed effective as of the day and year first above written.

PRINCIPAL LIFE INSURANCE COMPANY
By: /s/ Sara Wiener
Title: AVP - Annuity Line Management

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY
By; /s/ Sara Wiener
Title: AVP - Annuity Line Management

CALVERT INVESTMENT ADMINISTRATIVE SERVICES, INC.
By: /s/ Lancelot A. King
Title: Assistant Vice President

CALVERT INVESTMENT SERVICES, INC.
By: /s/ Lancelot A. King
Title: Assistant Vice President